Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               MOODY'S CORPORATION

         The undersigned, being the duly elected Senior Vice President and General Counsel of Moody's Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by resolution duly adopted on February 15, 2005, declared it advisable that the Restated Certificate of Incorporation (the "Certificate") of the Corporation filed with the Secretary of State of the State of Delaware on June 15, 1998, and as amended to date, be amended by amending Article FOURTH, Section (1) of the Corporation's Restated Certificate of Incorporation to read in its entirety as set forth below:

         "FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,020,000,000, consisting of (1) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), (2) 1,000,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and (3) 10,000,000 shares of Series Common Stock, par value $.01 per share ("Series Common Stock"). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor."

         SECOND: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be duly executed this 26th day of April, 2005.


                                              MOODY'S CORPORATION


                                              By:   /s/ John J. Goggins
                                                    -------------------
                                              Name:  John J. Goggins
                                              Title: Senior Vice President and
                                                       General Counsel